ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made effective May 10, 2021 by and between THORNBURG INCOME BUILDER OPPORTUNITIES TRUST, a Delaware statutory trust (the “Trust”), and THORNBURG INVESTMENT MANAGEMENT, INC., a Delaware corporation (“Thornburg”).

Recitals

1.    This Agreement may be made applicable to one or more additional funds upon the date of the execution of an amendment to Exhibit 1 (the “Exhibit”) hereto by the respective fund. The Trust and any other fund set forth on the Exhibit are each referred to herein as a “Fund” and collectively, as the “Funds.”

2.    Each Fund engages in business as a closed-end management investment company and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

3.    Thornburg has been selected to provide the administration of certain services for each Fund set forth on the Exhibit attached hereto. Thornburg has agreed to be retained to perform services in accordance with this Agreement.

4.    This Agreement has been approved by a vote of the Board of Trustees of each Fund (the “Board” or the “Trustees”), including a majority of the Trustees who are not interested persons of the respective Fund, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Agreement (the “Disinterested Trustees”).

Agreement

NOW THEREFORE, each Fund agrees with Thornburg as follows effective upon the date of the execution of this Agreement or an amendment to the Exhibit hereto by the respective Fund:

1.    Subject to the continuing oversight of the Trustees, each Fund hereby retains and appoints Thornburg as its agent to perform or procure, as applicable, certain administrative services not involving investment advice or the distribution of shares of the Funds, and to engage in such non-advisory activities beyond those required by the investment advisory agreement between a Fund and Thornburg. Thornburg accepts this appointment. The activities and services to be provided by Thornburg hereunder shall include, as from time to time identified by the parties, certain administrative functions necessary or desirable for the operation of the Funds, generally including: monitoring, supervision and direction of fund accounting and administration, tax accounting and reporting, custodial and transfer agent services, account administration, information technology services, legal services, and other services provided by third parties to the Funds; coordination and management of financial audits; monitoring of financial intermediaries in connection with their provision of non-distribution services to the Funds; supervision and direction of and assistance in the preparation of registration statements and other governmental filings, notices, reports and similar filings required by a Fund’s listing exchange rules and regulations, income and other tax returns, and reports and other communications to shareholders; coordination and supervision of certain portfolio valuation functions; monitoring, supervision and conduct of legal compliance functions; providing personnel necessary to furnish the services required by this Agreement together with the office space and other support necessary for those services; and such other services and activities as the parties may agree from time to time. Thornburg shall provide all services under this Agreement in conformity with the policies and procedures of each Fund, including those stated from time to time in the registration statement of each Fund, and in compliance with the federal securities laws and requirements of other governmental agencies and self-regulatory organizations having jurisdiction over the Funds or Thornburg. Thornburg shall not be responsible for the compensation of any person engaged by or otherwise retained for the account of the Funds to provide any service to the Funds.

2.    Each Fund shall pay Thornburg for the services referenced in the preceding Paragraph 1 its pro rata portion of a fee computed as an annual percentage of the aggregate average daily total assets of the Funds and each series of the Thornburg Investment Trust, including assets attributable to leverage, minus liabilities (other than debt representing leverage and any preferred stock that may be outstanding) (“Managed Assets”) to which this Agreement is then applicable with respect to the Funds and to which the Third Restated Administrative Services Agreement dated February 1, 2018, as may be amended from time to time, is then applicable with respect to each series of the Thornburg Investment Trust, as follows:

Managed Assets	Percentage Rate
0 to $20 billion	[0.100]%
$20 billion to $40 billion	[0.075]%
$40 billion to $60 billion	[0.040]%
Over $60 billion	[0.030]%

together with any applicable gross receipts tax, sales tax, value-added tax, compensating tax or similar exaction imposed by any federal, state or local government, but the aggregate of those taxes shall not exceed 10% of the percentage fee. Such fees shall be accrued daily by each Fund to which this Agreement applies and shall be paid to Thornburg on a monthly basis. Each Fund to which this Agreement applies shall be solely responsible for the payment of its portion of the fees payable hereunder. In no event shall the assets of any one Fund be used to pay fees properly attributable to another Fund.

3.    Each Fund and Thornburg shall provide to the Fund’s Trustees, at least quarterly, a written report of all amounts paid by the Fund to Thornburg pursuant to this Agreement. Thornburg shall provide to the Trustees, in connection with the annual consideration of the continuance of this Agreement in accordance with Paragraph 4 below and upon request, such information as may reasonably be required for the Trustees to review the continued appropriateness of this Agreement.

4.    This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends [three] years after the Start Date. This Agreement shall continue in effect from year to year thereafter, provided that continuance is approved at least annually by a vote of the Trustees, including a majority of the Disinterested Trustees. If a Fund is added pursuant to an amendment to the Exhibit executed after the Start Date, this Agreement shall become effective with respect to that Fund upon execution of the amendment to the Exhibit and shall continue in effect for a period of [three] years from the date thereof and from year to year thereafter, subject to approval as described above. This Agreement may be terminated as to any Fund at any time, without penalty, by the vote of a majority of the Disinterested Trustees or by the vote of a majority of the outstanding shares of the Fund, as applicable, and shall terminate upon its “assignment” by Thornburg, as that term is defined in the 1940 Act and the rules and guidance by the staff of the Securities and Exchange Commission thereunder. Thornburg may terminate its services under this Agreement upon 60 days written notice to the Funds.

5.    All material amendments to this Agreement shall be approved by the Trustees, including a majority of the Disinterested Trustees.

6.    This Agreement applies to the Funds identified in the Exhibit attached hereto. The parties acknowledge and agree that this Agreement may from time to time be made applicable to one or more additional Funds. This Agreement shall apply separately to each Fund and is severable in all respects. Consequently, this Agreement may be modified, continued or terminated as to any Fund without affecting the obligations of the parties with respect to any other Fund.

7.    Each Fund shall preserve in an easily accessible place copies of this Agreement and all reports made pursuant to this Agreement, together with the minutes of all Trustees’ meetings at which, and all written instruments by which, the adoption, amendment or continuance of this Agreement is considered or effected, for a period of not less than six years from the date of the pertinent action.

8.    This Agreement shall be construed in accordance with the laws of the State of Delaware and applicable provisions of the 1940 Act and the rules thereunder. To the extent any law of the State of Delaware conflicts with the applicable provisions of the 1940 Act or the rules thereunder in the interpretation of this Agreement, the latter will control. If any provision of this Agreement is determined by a court or governmental agency having jurisdiction to be invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect.

9.    Thornburg shall not be liable to the Funds for any error of judgment or mistake of law, or any act or failure to act hereunder, in the absence of Thornburg’s willful misfeasance, bad faith or gross negligence, or its reckless disregard of its obligations hereunder.

10.    The Trustees have authorized the execution of this Agreement in their capacity as Trustees and not individually and Thornburg agrees that neither shareholders of any Fund nor the Trustees, nor any officer, employee, representative or agent of the Funds, shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Funds; that the shareholders of every Fund and the Trustees, officers, employees, representatives and agents of the Funds shall not be personally liable hereunder; and that Thornburg shall look solely to the property of the Funds for the satisfaction of any claim hereunder.

11.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.    This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any person other than the parties and their respective successors and permitted assigns.

13.    Each of the undersigned expressly warrants and represents that he or she has the full power and authority to sign this Agreement on behalf of the party indicated, and that his or her signature will operate to bind the party indicated to the foregoing terms.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

THORNBURG INCOME BUILDER OPPORTUNITIES TRUST

By: /s/ Curtis Holloway

THORNBURG INVESTMENT MANAGEMENT, INC.

By: /s/ Nimish S. Bhatt

EXHIBIT 1

Funds and Share Classes to Which this Agreement Applies

Fund	Share Class
Thornburg Income Builder Opportunities Trust	Common Shares